Exhibit 99.1
Item 8. Financial Statements and Supplementary Data

Page Number
Financial Statements

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	2

Report of Independent Registered Public Accounting Firm	3

Consolidated Balance Sheets as of December 31, 2005 and 2004	4

Consolidated Statements of Income for the Years Ended December 31, 2005, 2004 and 2003	5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005, 2004 and 2003	6

Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the Years Ended December 31, 2005, 2004 and 2003	7

Notes to Consolidated Financial Statements	8 - 39

Supplementary Data:

Quarterly Unaudited Financial Data	40

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Gibraltar Industries, Inc.
We have audited the accompanying consolidated balance sheet of Gibraltar Industries, Inc. as of December 31, 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gibraltar Industries, Inc. at December 31, 2005 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Gibraltar Industries, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2006 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Buffalo, New York
March 10, 2006,
except for Note 21, as to which the date is
April 20, 2006

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Gibraltar Industries, Inc.:
In our opinion, the consolidated balance sheet as of December 31, 2004 and the related consolidated statements of income, of cash flows, and of shareholders’ equity and comprehensive income for each of two years in the period ended December 31, 2004 present fairly, in all material respects, the financial position of Gibraltar Industries, Inc. and its subsidiaries at December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Buffalo, New York
March 9, 2005, except Note 2, as to which the date is November 7, 2005, and Note 21, as to which the date is April 20, 2006.

Gibraltar Industries, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$28,529	$10,892
Accounts receivable	178,775	146,021
Inventories	194,653	207,215
Other current assets	22,047	15,479

Total current assets	424,004	379,607

Property, plant and equipment, net	311,147	269,019
Goodwill	406,767	285,927
Investments in partnerships	6,151	8,211
Other assets	56,943	14,937

	$1,205,012	$957,701

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$85,877	$70,775
Accrued expenses	63,007	51,885
Current maturities of long-term debt	2,531	8,859
Current maturities of related party debt	5,833	5,833

Total current liabilities	157,248	137,352

Long-term debt	454,649	289,514
Long-term related party debt	—	5,833
Deferred income taxes	93,052	66,485
Other non-current liabilities	6,038	4,774
Shareholders’ equity:
Preferred stock $.01 par value; authorized: 10,000,000 shares; none outstanding	—	—
Common stock, $.01 par value; authorized 50,000,000 shares; issued 29,734,986 and 29,665,780 shares in 2005 and 2004, respectively	298	297
Additional paid-in capital	216,897	209,765
Retained earnings	280,116	242,585
Unearned compensation	(5,153)	(572)
Accumulated other comprehensive income	1,867	1,668

	494,025	453,743
Less: cost of 41,100 and 40,500 common shares held in treasury in 2005 and 2004, respectively	—	—

Total shareholders’ equity	494,025	453,743

	$1,205,012	$957,701

The accompanying notes are an integral part of these consolidated financial statements

Gibraltar Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Year ended December 31,
	2005	2004	2003
Net sales	$1,178,236	$976,255	$729,806

Cost of sales	959,755	774,970	587,128

Gross profit	218,481	201,285	142,678

Selling, general and administrative expense	120,779	111,737	85,802

Income from operations	97,702	89,548	56,876

Other expense (income)
Interest expense	25,442	12,915	13,096
Equity in partnerships’ income and other income	(266)	(4,846)	(685)

Total other expense	25,176	8,069	12,411

Income before taxes	72,526	81,479	44,465

Provision for income taxes	27,845	31,768	17,562

Income from continuing operations	44,681	49,711	26,903

Discontinued operations
(Loss) income from discontinued operations before taxes	(1,981)	1,770	85
Income tax (benefit) expense	(772)	699	35

(Loss) income from discontinued operations	(1,209)	1,071	50

Net income	$43,472	$50,782	$26,953

Net income (loss) per share — Basic
Income from continuing operations	$1.51	$1.69	$1.12
(Loss) income from discontinued operations	(.04)	.04	.00

Net income per share — Basic	$1.47	$1.73	$1.12

Weighted average shares outstanding — Basic	29,608	29,362	24,143

Net income (loss) per share — Diluted
Income from continuing operations	$1.50	$1.68	$1.11
(Loss) income from discontinued operations	(.04)	.04	.00

Net income per share — Diluted	$1.46	$1.72	$1.11

Weighted average shares outstanding—Diluted	29,810	29,596	24,387

The accompanying notes are an integral part of these consolidated financial statements

Gibraltar Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$43,472	$50,782	$26,953
(Loss) income from discontinued operations	(1,209)	1,071	50

Income from continuing operations	44,681	49,711	26,903
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	28,607	24,198	21,783
Provision for deferred income taxes	(3,359)	6,773	6,502
Equity in partnerships’ loss (income)	908	(4,846)	(685)
Distributions from partnerships’ income	1,152	1,680	1,001
Tax benefit from exercise of stock options	281	1,249	949
Unearned compensation	1,504	153	212
Other non-cash adjustments	133	394	114
(Decrease) increase in cash resulting from changes in (net of acquisitions):
Accounts receivable	8,329	(26,975)	(2,716)
Inventories	46,677	(88,145)	11,813
Other current assets	281	(2,442)	(2,011)
Accounts payable and accrued expenses	4,706	37,896	1,396
Other assets	(1,499)	(1,051)	147

Net cash provided by (used in) continuing operations	132,401	(1,405)	65,408
Net cash (used in) discontinued operations	(1,402)	(214)	(594)

Net cash provided by (used in) operating activities	130,999	(1,619)	64,814

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(271,031)	(65,525)	(84,243)
Net proceeds from sale of business	42,594	—	—
Purchases of equity investment	—	—	(7,797)
Purchases of property, plant and equipment	(22,122)	(24,330)	(22,050)
Net proceeds from sale of property and equipment	626	1,388	423

Net cash used in investing activities from continuing operations	(249,933)	(88,467)	(113,667)
Net cash used in investing activities for discontinued operations	(331)	(866)	(508)

Net cash used in investing activities	(250,264)	(89,333)	(114,175)

CASH FLOWS FROM FINANCING ACTIVITIES

Long-term debt payments	(643,698)	(64,992)	(118,100)
Proceeds from long-term debt	796,568	132,302	122,144
Payment of deferred financing costs	(10,844)	(365)	(151)
Net proceeds from issuance of common stock	817	9,600	73,558
Payment of dividends	(5,941)	(3,720)	(2,733)

Net cash provided by financing activities	136,902	72,825	74,718

Net increase (decrease) in cash and cash equivalents	17,637	(18,127)	25,357

Cash and cash equivalents at beginning of year	10,892	29,019	3,662

Cash and cash equivalents at end of year	$28,529	$10,892	$29,019

The accompanying notes are an integral part of these consolidated financial statements

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(in thousands, except per share data)

							Accumulated Other
	Comprehensive	Common Stock		Additional Paid-in	Retained	Unearned	Comprehensive	Treasury Stock		Total Shareholders’
	Income	Shares	Amount	Capital	Earnings	Compensation	Loss	Shares	Amount	Equity
Balance at January 1, 2003		23,972	$240	$124,745	$172,147	$(1,086)	$(2,929)	23	$—	$293,117

Comprehensive income:
Net income	$26,953	—	—	—	26,953	—	—	—	—	26,953
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax of $637	1,346	—	—	—	—	—	—	—	—	—
Minimum pension liability adjustment, net of tax of $38	(58)	—	—	—	—	—	—	—	—	—
Unrealized gain on interest rate swaps, net of tax of $706	1,103	—	—	—	—	—	—	—	—	—

Other comprehensive income	2,391	—	—	—	—	—	2,391	—	—	2,391

Total comprehensive income	$29,344

Issuance of stock associated with public offering		4,500	45	69,952	—	—	—	—	—	69,997
Stock options exercised		416	4	3,557	—	—	—	—	—	3,561
Tax benefit from exercise of stock options		—	—	949	—	—	—	—	—	949
Cash dividends-$.117 per share		—	—	—	(2,962)	—	—	—	—	(2,962)
Earned portion of restricted stock		—	—	—	—	212	—	—	—	212
Forfeiture of restricted stock awards		(6)	—	(93)	—	56	—	6	—	(37)

Balance at December 31, 2003		28,882	289	199,110	196,138	(818)	(538)	29	—	394,181

Comprehensive income:
Net income	$50,782	—	—	—	50,782	—	—	—	—	50,782
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax of $319	958	—	—	—	—	—	—	—	—	—
Minimum pension liability adjustment, net of tax of $43	(67)	—	—	—	—	—	—	—	—	—
Unrealized gain on interest rate swaps, net of tax of $841	1,315	—	—	—	—	—	—	—	—	—

Other comprehensive income	2,206	—	—	—	—	—	2,206	—	—	2,206

Total comprehensive income	$52,988

Issuance of stock associated with public offering		322	4	5,043	—	—	—	—	—	5,047
Stock options exercised		433	4	4,549	—	—	—	—	—	4,553
Tax benefit from exercise of stock options		—	—	1,249	—	—	—	—	—	1,249
Cash dividends-$.146 per share		—	—	—	(4,335)	—	—	—	—	(4,335)
Earned portion of restricted stock		—	—	—	—	153	—	—	—	153
Forfeiture of restricted stock awards		(12)	—	(186)	—	93	—	12	—	(93)

Balance at December 31, 2004		29,625	297	209,765	242,585	(572)	1,668	41	—	453,743

Comprehensive income:
Net income	$43,472	—	—	—	43,472	—	—	—	—	43,472
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax of $118	500	—	—	—	—	—	—	—	—	—
Minimum pension liability adjustment, net of tax of $60	95	—	—	—	—	—	—	—	—	—
Unrealized loss on interest rate swaps, net of tax of $246	(396)	—	—	—	—	—	—	—	—	—

Other comprehensive income	199	—	—	—	—	—	199	—	—	199

Total comprehensive income	$43,671

Issuance of restricted stock and restricted stock units		—	—	6,044	—	(6,044)	—	—	—	—
Stock options exercised		69	1	816	—	—	—	—	—	817
Tax benefit from exercise of stock options		—	—	281	—	—	—	—	—	281
Cash dividends-$.20 per share		—	—	—	(5,941)	—	—	—	—	(5,941)
Earned portion of restricted stock		—	—	—	—	1,457	—	—	—	1,457
Forfeiture of restricted stock awards		—	—	(9)	—	6	—	—	—	(3)

Balance at December 31, 2005		29,694	$298	$216,897	$280,116	$(5,153)	$1,867	41	$—	$494,025

The accompanying notes are integral part of these consolidated financial statements

Gibraltar Industries, Inc.
Notes to Consolidated Financial Statements
1. Summary of Significant Accounting Policies
Principles of consolidation
The consolidated financial statements include the accounts of Gibraltar Industries, Inc. and subsidiaries (the Company). The financial position and results of operations of SCM Asia, our Chinese subsidiary, are consolidated for the appropriate periods based on its fiscal year ended November 30. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Revenue recognition
Revenue is recognized when products are shipped or service is provided, the customer takes ownership and assumes the risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales returns, allowances and customer incentives are treated as reductions to sales and are provided for based on historical experience and current estimates.
Promotional allowances
The Company promotes its branded products through cooperative advertising programs with retailers. Retailers also are offered in-store promotional allowances and rebates based on sales volumes. Promotion costs (including allowances and rebates) incurred during the year are expensed to interim periods in relation to revenues and are recorded as a reduction of net sales.
Cash and cash equivalents
Cash and cash equivalents include cash on hand, checking accounts and all highly liquid investments with a maturity of three months or less.
Accounts receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on a number of factors, including historical experience, credit worthiness of customers and current market and economic conditions. The Company reviews the allowance for doubtful accounts on a regular basis. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Accounts receivable are expected to be collected within one year and are net of the allowance for doubtful accounts of $4,157,000 and $3,090,000 at December 31, 2005 and 2004, respectively. Amounts charged to bad debt expense and recorded as increases to the allowance during 2005 totaled $1,524,000 and deductions to the allowance recorded during 2005 for uncollectible accounts written off, net of recoveries and other adjustments, totaled $457,000.

Concentrations of credit risk on accounts receivable are limited to those from significant customers that are believed to be financially sound. Accounts receivable from The Home Depot were 14.5% of consolidated accounts receivable at December 31, 2005.
Inventories
Inventories are valued at the lower of cost or market. The cost basis of the inventory is determined on a first-in, first-out basis using either actual costs or a standard cost methodology which approximates actual cost.
Property, plant and equipment
Property, plant and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Expenditures that extend the useful lives of assets are capitalized, while repair and maintenance costs are expensed as incurred. The estimated useful lives of land improvements and buildings and building improvements is 15 to 40 years, while machinery and equipment is 3 to 20 years. Accelerated methods are used for income tax purposes. Depreciation expense aggregated $25,719,000, $22,883,000 and $20,979,000 in 2005, 2004 and 2003, respectively.
Interest is capitalized in connection with construction of qualified assets. Interest of $591,000, $258,000 and $156,000 was capitalized in 2005, 2004 and 2003, respectively.
Acquisition related assets and liabilities
Accounting for the acquisition of a business as a purchase transaction requires an allocation of the purchase price to the assets acquired and the liabilities assumed in the transaction at their respective estimated fair values. The most difficult estimations of individual fair values are those involving long-lived assets, such as property, plant and equipment and intangible assets. The Company uses all available information to make these fair value determinations and, for major business acquisitions, engages an independent valuation specialist to assist in the fair value determination of the acquired long-lived assets.
Goodwill and other intangible assets
The Company tests goodwill for impairment at the reporting unit level on an annual basis during the fourth quarter or more frequently if an event occurs or circumstances change that indicate that the fair value of a reporting unit could be below its carrying amount. The impairment test consists of comparing the fair value of a reporting unit, determined using discounted cash flows, with its carrying amount including goodwill, and, if the carrying amount of the reporting unit exceeds its fair value, comparing the implied fair value of goodwill with its carrying amount. An impairment loss would be recognized for the carrying amount of goodwill in excess of its implied fair value.
Acquired identifiable intangible assets are recorded at cost. Identifiable intangible assets with finite useful lives are amortized over their estimated useful lives.
Deferred charges
Deferred charges associated with costs incurred to enter into new debt arrangements are included in other assets and are amortized over the terms of the associated debt agreements.
Impairment of long-lived assets
Long-lived assets, including acquired identifiable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. The Company uses undiscounted cash flows to determine whether impairment exists and measures any impairment loss using discounted cash flows.

Investments in partnerships
The Company’s investments in partnerships are accounted for using the equity method of accounting, under which the Company’s share of the earnings of the partnership is recognized in income as earned, and distributions are credited against the investment when received.
Equity method goodwill arises when the Company’s investment in the partnership exceeds its applicable share of the fair market value of the partnership’s net assets at the date the partnership was formed. In accordance with SFAS 142, Goodwill and Other Intangible Assets, equity method goodwill is not amortized or tested for impairment in accordance with this standard. The Company reviews the equity method goodwill in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (APB Opinion No. 18), under which the Company would recognize an impairment loss when there is a loss in the value of the equity method investment which is deemed to be other than a temporary decline. No impairments were recognized in the years ended December 31, 2005, 2004 and 2003.
Interest rate exchange agreements
Interest rate swap agreements are used by the Company in the management of interest rate risk. The interest rate swaps are not used for trading purposes and are accounted for as cash flow hedges under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The fair values of interest rate swap agreements are recognized as other liabilities and aggregated $873,000 and $232,000 at December 31, 2005 and 2004, respectively. Gains or losses from changes in the fair value of the swap agreements are recorded, net of taxes, as components of Accumulated Other Comprehensive Income or Loss, except to the extent the interest rate swaps are not perfectly effective, as the ineffective portion is recorded to earnings immediately. Ineffectiveness was not material in 2005. There was no ineffectiveness in 2004 or 2003. The deferred gains and losses are amortized into interest expense during the period in which the related interest payments on variable rate debt are recorded as expense.
Translation of foreign currency
The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from foreign currency transactions are recognized currently in income and those resulting from the translation of financial statements are accumulated as a separate component of comprehensive income net of related taxes.
Shareholders’ equity
During 2005, 2004 and 2003, the Company declared dividends of $5,941,000, $4,335,000 and $2,962,000, respectively, of which $1,487,000, $1,484,000 and $869,000 are accrued at December 31, 2005, 2004 and 2003, respectively.
The Company reacquired 600 shares and 12,000 shares of forfeited restricted common stock in 2005 and 2004 respectively, at a cost of $.01 per share and reduced additional paid-in capital for an amount equal to the gross unvested portion of the restricted stock award at the date of forfeiture. These reacquired shares and related cost are reflected as treasury stock in the consolidated balance sheets at December 31, 2005 and 2004.
Comprehensive income
Comprehensive income includes net income as well as accumulated other comprehensive income (loss). The Company’s accumulated other comprehensive income (loss) consists of unrealized gains and losses on interest rate swaps, minimum pension liability and foreign currency translation adjustments, which are recorded net of related taxes.

Net income per share
Share and per share data for all periods presented have been adjusted for the three-for-two stock split further discussed at Note 13.
Basic net income per share equals net income divided by the weighted average shares outstanding during the year. The computation of diluted net income per share includes all dilutive common stock equivalents in the weighted average shares outstanding. A reconciliation between basic net income per share and diluted net income per share for the years ended December 31, 2005, 2004 and 2003 is displayed in Note 14.
Income taxes
The consolidated financial statements of the Company have been prepared using the asset and liability approach in accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.
Fair market value disclosures
SFAS 107, Disclosures About Fair Market Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company’s cash and cash equivalents, accounts receivable and accounts payable are stated at cost which approximates fair value at December 31, 2005. The fair value of the Company’s debt approximated $467,444,000 at December 31, 2005. The fair value of interest rate swaps was $873,000 at December 31, 2005.
Fair market value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
Stock based compensation
Stock options
In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure which amends SFAS 123, Accounting for Stock-Based Compensation. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123 to require disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As allowed by SFAS 123, the Company follows the disclosure requirements of SFAS 123 and SFAS 148, but continues to account for its stock options using the intrinsic value-based method of accounting as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25). Accordingly, no compensation cost has been recognized for the stock option plans, as stock options granted under these plans have an exercise price equal to 100% of the market price of the underlying stock on the date of grant. The Company’s stock option plans are discussed in more detail in Note 15.
Restricted stock and restricted stock units
The Company grants restricted stock and restricted stock unit awards to employees and non-employee directors. Upon issuance of the restricted shares or restricted stock units, a charge equivalent to the market value of the shares on the date of grant is charged to shareholders’ equity, as unearned compensation (a contra equity account) and is amortized on a straight-line basis over the related share restriction period. The Company’s restricted stock plan is discussed in more detail in Note 16.

The following table illustrates the pro forma effect on net income and net income per share, had the Company used the Black-Scholes option pricing model to calculate the fair value of stock based employee compensation pursuant to the provisions of SFAS 123 and SFAS 148 (in thousands, except per share data):

	Year ended December 31,
	2005	2004	2003
Net income as reported	$43,472	$50,782	$26,953
Add: Compensation expense recognized in net income, net of related tax effects	917	153	212
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(945)	(344)	(569)

Pro forma net income	$43,444	$50,591	$26,596

Net income per share:

Basic—as reported	$1.47	$1.73	$1.12

Basic—pro forma	$1.47	$1.72	$1.10

Diluted—as reported	$1.46	$1.72	$1.11

Diluted—pro forma	$1.46	$1.71	$1.09

The fair values and assumptions used in the Black-Scholes option pricing model are as follows:

		Expected	Stock	Risk-free	Dividend
	Fair value	life	volatility	interest rate	yield
2005 Grant	$8.24	5 Years	43.7%	4.0%	1.0%
2000 Grant	$4.21	5 Years	43.7%	6.3%	.7%
1999 Grant	$6.12	5 Years	45.1%	4.4%	.2%
Recent accounting pronouncements
The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123 (Revised 2004) (SFAS No. 123R), Share-Based Payment, in December 2004. SFAS No. 123R is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement will be effective for the Company as of January 1, 2006 and the Company will adopt the standard in first quarter of 2006. The Company does not expect the adoption of this statement will have a material impact on its consolidated results of operations.
In November 2004, the FASB issued SFAS No. 151, Inventory Costs; an amendment of ARB No. 43, Chapter 4, (SFAS 151) which clarifies the types of costs that should be expensed rather than capitalized as inventory. This statement also clarifies the circumstances under which fixed overhead costs associated with operating facilities involved in inventory processing should be capitalized. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005 and the Company will adopt this standard in the first quarter of fiscal 2006. The Company does not expect that the adoption of this statement will have a material impact on its consolidated financial position or results of operations.

In May 2004, the FASB released FASB Staff Position No. FAS 106-2 Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP 106-2). The Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Medicare Act”) was enacted December 8, 2003. On January 21, 2005 the Centers for Medicare and Medicaid Services released the final regulations for implementing the Medicare Act. FSP 106-2 provides authoritative guidance on accounting for the federal subsidy specified in the Medicare Act. The Medicare Act provides for a federal subsidy equal to 28% of certain prescription drug claims for sponsors of retiree health care plans with drug benefits that are at least actuarially equivalent to those to be offered under Medicare Part D, beginning in 2006. The Company determined that the drug benefits under its Plan were actuarially equivalent to those offered under Medicare Part D. The recognition of the Medicare Act reduced actuarial losses and measurement date APBO by $652,000 and 2005 net periodic post retirement benefit cost by $107,000.
Reclassifications
Certain 2004 and 2003 amounts have been reclassified to conform with the 2005 presentation.
2. Discontinued operations
As part of its continuing evaluation of its business, the Company determined that its Milcor subsidiary was not positioned to obtain a leadership position in its marketplace. The Company was approached by a market leader from Milcor’s marketplace and on January 27, 2005, the Company sold the net assets of Milcor, which included Portals Plus, for approximately $42,594,000. In accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), the results of operations for Milcor have been classified as discontinued operations in the consolidated statements of income and cash flows for all periods presented. This reclassification has been reflected in Notes 1, 3, 4, 9, 11, 14 and 17.
During the second quarter of 2005, the Company reached an agreement with the purchaser regarding the final working capital adjustment, which resulted in a loss of $728,000 on the sale. As the Company previously disclosed, a contingent liability related to a potential tax liability due to the recognition of a built in gain for Portals Plus had been identified. During the third quarter of 2005, the Company determined that a $4.5 million unrecognized built in gain existed when the former owners of Portals Plus converted the businesses from C-Corp’s to S-Corp’s. The Company made a payment of $1,457,000 to the Internal Revenue Service on behalf of the former owners pursuant to the original purchase agreement. This amount has been reflected as a loss on the discontinued operations during the third quarter of 2005. We retained a liability related to a multi-employer pension plan to fund the terminated pensions of the union employees of Milcor. We have accrued $59,000 for the termination based on the information that is available. The administrator of the plan has engaged the plan’s actuary to measure our withdrawal liability as of January 27, 2005, which could cause us to recognize additional expense. The plan’s administrator expects to have the actuarial calculations completed during the next year. The carrying amounts of the assets and liabilities sold were as follows (in thousands):

Current assets	$14,176
Property, plant and equipment	11,861
Intangible assets	1,774
Goodwill	18,760
Current liabilities	(1,792)

Net assets	$44,779

The results of operations for Milcor for the years ended December 31, 2005, 2004 and 2003 have been classified as discontinued operations in the consolidated statements of income. Components of the income or loss from discontinued operations of Milcor are as follows (in thousands):

	December 31,
	2005	2004	2003
Net sales	$3,452	38,409	$28,455
Expenses	4,661	37,338	28,405

(Loss) income from discontinued operations	$(1,209)	$1,071	$50

3. Acquisitions
On April 1, 2003, the Company acquired all of the outstanding stock of Construction Metals, Inc. (Construction Metals). Construction Metals is headquartered in Ontario, California and is a manufacturer of a wide array of building and construction products that are sold to retail and wholesale customers throughout the western United States. The acquisition of Construction Metals allowed the Company to eliminate a competitor and strengthen its distribution network in the building products market. The results of operations of Construction Metals (included in the Company’s Building Products segment) have been included in the Company’s consolidated financial statements since the date of acquisition.
The aggregate purchase consideration for the acquisition of Construction Metals was approximately $29,185,000, which was comprised of approximately $11,685,000 in cash, including direct acquisition costs, and $17,500,000 of unsecured subordinated debt, payable to the former owners of Construction Metals. The purchase price was allocated to the assets acquired and liabilities assumed based upon respective fair market values. The fair market values of the property, plant and equipment and identifiable intangible assets were determined with the assistance of an independent valuation. The identifiable intangible assets consisted of non-competition agreements with an aggregate fair market value of approximately $830,000 (5-year weighted average useful life). The excess consideration over such fair value was recorded as goodwill and aggregated approximately $20,878,000, none of which is deductible for tax purposes. The allocation of purchase consideration to the assets acquired and liabilities assumed is as follows (in thousands):

Working capital	$3,485
Property, plant and equipment	5,669
Intangible assets	830
Goodwill	20,878

$30,862

As part of the purchase agreement between the Company and the former owners of Construction Metals, the Company may be required to pay additional consideration if certain net sales levels as defined in the purchase agreement are achieved during the period from acquisition up to March 31, 2006. During the second quarter of 2005 and 2004, payments of $1,332,000 and $345,000, respectively, were made as a result of the net sales achieved. These payments were recorded as additional goodwill.
On May 1, 2003, the Company acquired all of the outstanding stock of Air Vent Inc. (Air Vent). Air Vent is headquartered in Dallas, Texas and is primarily engaged in the manufacture and distribution of a complete line of ventilation products and accessories. The acquisition of Air Vent allowed the Company to eliminate a competitor and strengthen its position in the building products market. The results of operations of Air Vent (included in the Company’s Building Products segment) have been included in the Company’s consolidated financial statements since the date of acquisition.
The aggregate purchase consideration for the acquisition of Air Vent was approximately $117,798,000, which was comprised of approximately $75,503,000 in cash, including direct acquisition costs, and $42,295,000 of unsecured subordinated debt, payable to the former owner of Air Vent. The purchase price was allocated to the assets acquired and liabilities assumed based upon respective fair market values. The fair market values of the property, plant and equipment and identifiable intangible assets were determined with the assistance of an independent valuation. The identifiable intangible assets consisted of non-competition agreements with an aggregate fair market value of approximately $1,400,000 (10-year weighted average useful life). The excess consideration over such fair value was recorded as goodwill and aggregated approximately $103,104,000. The allocation of purchase consideration to the assets acquired and liabilities assumed is as follows (in thousands):

Working capital	$2,997
Property, plant and equipment	10,297
Intangible assets	1,400
Goodwill	103,104

$117,798

The Company and the former owner of Air Vent have made a joint election under Internal Revenue Code (IRC) Section 338(h) (10) which allows the Company to treat the stock purchase as an asset purchase for tax purposes. As a result of the 338(h) (10) election, goodwill in the amount of $103,104,000 is fully deductible for tax purposes.
On January 6, 2004, the Company acquired all of the outstanding stock of Renown Specialties Company Ltd. (Renown). Renown is headquartered in Thornhill, Ontario and is a designer, manufacturer and distributor of construction hardware products in Canada. The acquisition of Renown served to broaden the Company’s product lines and strengthen its existing position in the building products market. The results of operations of Renown (included in the Company’s Building Products segment) have been included in the Company’s consolidated financial statements since the date of acquisition.
The aggregate purchase consideration for the acquisition of Renown was approximately $6,370,000 which was comprised solely of cash, including direct acquisition costs. The purchase price was allocated to the assets acquired and liabilities assumed based upon respective fair market values. The fair market values of the property, plant and equipment and identifiable intangible assets were determined with the assistance of an independent valuation. The identifiable intangible assets consisted of non-competition agreements with an aggregate fair market value of $35,000 (5-year weighted average useful life), trademarks/trade names with an aggregate fair market value of $100,000 (2-year weighted average useful life), and customer relationships with an aggregate fair market value of $80,000 (5-year weighted average useful life). See Note 4 for further discussion.
The excess consideration over such fair value was recorded as goodwill and aggregated approximately $3,701,000, none of which is deductible for tax purposes. The allocation of purchase consideration to the assets acquired and liabilities assumed is as follows (in thousands):

Working capital	$1,504
Property, plant and equipment	950
Intangible assets	215
Goodwill	3,701

$6,370

On February 16, 2004, the Company acquired the net assets of Covert Operations, Inc. (Covert), a manufacturer of epoxies and crack injection systems for concrete and masonry. The aggregate purchase consideration of Covert was approximately $1,336,000, including direct acquisition costs. The acquisition of Covert resulted in approximately $640,000 in goodwill, which is fully deductible for tax purposes. The acquisition of Covert is not considered to be material to the Company’s consolidated results of operations.
On June 1, 2004, the Company acquired the net assets of SCM Metal Products, Inc. (SCM). SCM is headquartered in Research Triangle Park, North Carolina and manufactures, markets and distributes non-ferrous metal powder products to customers in a number of different industries, including the automotive, aerospace, electronics and consumer products industries. The results of operations of SCM (included in the Company’s Processed Metal Products segment) have been included in the Company’s consolidated financial statements since the date of acquisition.
The aggregate purchase consideration for the acquisition of SCM was approximately $42,882,000 in cash and acquisition costs. The purchase price was allocated to the assets acquired and liabilities assumed based upon respective fair market values. The fair market values of the property, plant and equipment and identifiable intangible assets were determined with the assistance of an independent valuation. The identifiable intangible assets consisted of trademarks/trade names with an aggregate value of $440,000 (indeterminable useful life), unpatented technology with a value of $900,000 (10-year weighted average useful life) and customer relationships with a value of $5,560,000 (15-year weighted average useful life). See Note 4 for further discussion. The excess consideration over such fair value was recorded as goodwill and aggregated approximately $4,238,000, which is fully deductible for tax purposes. The allocation of purchase consideration to the assets acquired and liabilities assumed is as follows (in thousands):

Working capital	$15,863
Property, plant and equipment	15,881
Intangible assets	6,900
Goodwill	4,238

$42,882

On August 13, 2004 the Company acquired all of the outstanding stock of Portals Plus Incorporated and its affiliated companies, Roofing Products & Systems Corporation and J.L.R. Services, Inc. (Portals Plus). Portals Plus is headquartered in Chicago, Illinois, and manufactures a diverse line of roofing products. The acquisition of Portals Plus served to strengthen the Company’s position in the roofing products markets. The results of operations of Portals Plus (included in the Company’s Building Products segment) have been included in the Company’s consolidated financial statements since the date of acquisition.
The aggregate purchase consideration of Portals Plus was approximately $15,167,000 and was comprised solely of cash, including direct acquisition costs. The purchase price was allocated to the assets acquired and liabilities assumed based upon respective fair values. The fair market values of the property, plant and equipment and identifiable intangible assets were determined with the assistance of an independent valuation. The identifiable intangible assets consisted of customer relationships with a value of $1,830,000 (10-year weighted average useful life), and patents with a value of $21,000 (18-year weighted average useful life). The excess consideration over such fair value was recorded as goodwill and aggregated approximately $10,853,000. The allocation of purchase consideration to the assets acquired and liabilities assumed is as follows (in thousands):

Working capital	$1,448
Property, plant and equipment	1,015
Intangible assets	1,851
Goodwill	10,853

$15,167

The Company and the former owner of Portals Plus have made a joint election under Internal Revenue Code (IRC) Section 338(h) (10) which allowed the Company to treat the stock purchase as an asset purchase for tax purposes. As a result of the 338(h) (10) election, goodwill in the amount of $10,853,000 is expected to be fully deductible for tax purposes.
On January 27, 2005, the Company disposed of the operations of Portals Plus as discussed Note 2.
On September 15, 2005 the Company acquired all of the outstanding stock of Curie International (Suzhou) Co., Ltd. (SCM Asia). SCM Asia is located in Suzhou, China and manufactures, markets and distributes non-ferrous metal powder products to customers in a number of different industries, including the powder metallurgy and thermal processing markets. The results of SCM Asia (included in the Company’s Processed Metal Products segment) are included in the Company’s consolidated financial results from the date of acquisition on a one month lag. The acquisition of SCM Asia is not considered significant to the Company’s consolidated results of operations.
The aggregate purchase consideration for the acquisition of SCM Asia was approximately $8,049,000 in cash, a seller note, and acquisition costs. The seller note of $1,465,000 is due on September 15, 2006, and bears no interest. The purchase price was allocated to the assets acquired and liabilities assumed based upon a preliminary valuation of respective fair market values. A final valuation is expected to be completed in the first quarter of 2006. The excess consideration over fair value was recorded as goodwill and aggregated approximately $4,991,000. The allocation of purchase consideration to the assets acquired and liabilities assumed is as follows (in thousands):

Working capital	$681
Property, plant and equipment	2,152
Other assets	225
Goodwill	4,991

$8,049

On September 16, 2005, the Company acquired the net assets of the Gutter Helmet product line (Gutter Helmet). Gutter Helmet manufactures a protection system that is installed over existing full size gutters by professional installers nationwide. The results of Gutter Helmet (included in the Company’s Building Products segment) have been included in the Company’s consolidated financial results from the date of acquisition. The acquisition of Gutter Helmet is not considered to be significant to the Company’s consolidated results of operations.
The aggregate purchase consideration for the acquisition of Gutter Helmet was approximately $21,522,000 in cash and acquisition costs. The purchase price was allocated to the assets acquired and liabilities assumed based upon a preliminary valuation of respective fair market values. The identifiable intangible assets identified during the preliminary allocation of purchase price consisted of trademarks with a value of $540,000 (10 year estimated useful life), customer relationships with a value of $400,000 (5 year estimated useful life), and unpatented technology with a value of $365,000 (20 year estimated useful life). A final valuation is expected to be completed in the first quarter of 2006. The excess consideration over fair value was recorded as goodwill and aggregated approximately $15,826,000. The allocation of purchase consideration to the assets acquired and liabilities assumed is as follows (in thousands):

Working capital	$3,229
Property, plant and equipment	1,162
Intangible assets	1,305
Goodwill	15,826

$21,522

On October 3, 2005, the Company acquired all the outstanding shares of Alabama Metal Industries Corporation (AMICO). AMICO is headquartered in Birmingham, Alabama, and manufactures, markets and distributes a diverse line of products used in the commercial and industrial sectors of the building products market. The results of operations of AMICO (included in the Company’s Building Products segment) have been included in the Company’s consolidated results of operations from the date of acquisition.
The aggregate purchase consideration for the acquisition of AMICO was approximately $240,842,000 in cash and acquisition costs. The purchase price was allocated to the assets acquired and liabilities assumed based upon a preliminary valuation of respective fair market values. The identifiable intangible assets identified during the preliminary allocation of purchase price consisted of trade name with a value of $21,000,000 (indeterminable useful life), trademarks with a value of $1,000,000 (10 year estimated useful life), customer relationships with a value of $7,000,000 (10 year estimated useful life), and unpatented technology with a value of $2,000,000 (9 year estimated useful life). A final valuation is expected to be completed in the first half of 2006. The excess consideration over fair value was recorded as goodwill and aggregated approximately $115,809,000, none of which is deductible for tax purposes. The allocation of purchase consideration to the assets acquired and liabilities assumed is as follows (in thousands):

Working capital	$66,263
Property, plant and equipment	53,893
Other long term liabilities, net	(26,123)
Intangible assets	31,000
Goodwill	115,809

$240,842

On October 4, 2005, the Company acquired the assets of American Wilcon Plastics, Inc. (American Wilcon”), a privately owned manufacturer of custom injected plastic molded products. American Wilcon, founded in 1975, currently operates a manufacturing facility in Orrick, Missouri and a distribution facility in Richmond, Missouri. The Company buys a significant portion of AmericanWilcon’s products, and it acquired American Wilcon to vertically integrate one of its suppliers, expand its manufacturing capabilities and lower its costs. The acquisition of American Wilcon is not considered to be significant to the Company’s consolidated results of operations.
The aggregate purchase consideration for the acquisition of American Wilcon was approximately $4,514,000 in cash and acquisition costs. The purchase price was allocated to the assets acquired and liabilities assumed based upon a preliminary valuation of respective fair market values. A final valuation is expected to be completed in the first half of 2006. The excess consideration over fair value was recorded as goodwill and aggregated approximately $22,000. The allocation of purchase consideration to the assets acquired and liabilities assumed is as follows (in thousands):

Working capital	$1,462
Property, plant and equipment	3,030
Goodwill	22

$4,514

The following unaudited pro forma financial information presents the combined results of operations as if the acquisition of AMICO had occurred as of January 1, 2004. The pro forma information includes certain adjustments, including depreciation expense, interest expense and certain other adjustments, together with related income tax effects. The pro forma amounts may not be indicative of the results that actually would have been achieved had the acquisitions occurred as of January 1, 2004 and are not necessarily indicative of future results of the combined companies (in thousands, except per share data):

	December 31,
	2005	2004
Net sales	$1,418,051	$1,264,609
Net income	62,466	68,945
Net income per share — Basic	2.11	2.35
Net income per share — Diluted	$2.10	$2.33

4. Goodwill and Related Intangible Assets
Goodwill
The changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2005 and 2004 are as follows (in thousands):

		Processed
	Building	metal	Thermal
	products	products	processing
	segment	segment	segment	Total
Balance at January 1, 2004	$201,706	$19,347	$46,104	$267,157
Goodwill acquired	14,081	4,270	—	18,351
Foreign currency translation	419	—	—	419

Balance as of December 31, 2004	$216,206	$23,617	$46,104	$285,927
Goodwill acquired	134,446	4,991	—	139,437
Goodwill disposed	(18,760)	—	—	(18,760)
Foreign currency translation	137	26	—	163

Balance at December 31, 2005	$332,029	$28,634	$46,104	$406,767

As described in Note 7, the Company entered into a joint venture with Duferco Farrell Corporation in 2003, in which the Company acquired a 50% partnership interest in Gibraltar DFC Strip Steel, LLC. The Company’s investment in Gibraltar DFC Strip Steel, LLC (included in the Company’s Processed Metals Products segment) exceeded its applicable share of the fair market value of the partnership’s net assets at the date the partnership was formed and resulted in equity method goodwill of approximately $11,320,000. There was no impairment associated with this equity method goodwill in 2005 or 2004.
Intangible Assets
Intangible assets related to the Company’s acquisitions are included as part of the total other assets on the Company’s consolidated balance sheet. Intangible assets subject to amortization at December 31 are as follows (in thousands):

	2005		2004
	Gross		Gross
	carrying	Accumulated	Carrying	Accumulated
	amount	amortization	amount	amortization	Estimated Life
Trademark/patent	$1,660	$(143)	$141	$(54)	2 - 10 years
Unpatented technology	3,440	(225)	1,075	(63)	9 – 20 years
Customer relationships	13,040	(809)	7,470	(293)	5 – 15 years
Non-competition agreements	2,365	(885)	2,365	(549)	5 – 10 years

	$20,505	$(2,062)	$11,051	$(959)

Intangible assets with indefinite useful lives not subject to amortization consist of a trade name and a trademark valued at $21,440,000.
Intangible asset amortization expense for the years ended December 31, 2005, 2004 and 2003 aggregated approximately $1,175,000, $680,000 and $218,000, respectively.

Amortization expense related to intangible assets subject to amortization at December 31, 2005 for the next five years is estimated as follows (in thousands):

Year Ended December 31,
2006	$2,000
2007	$2,000
2008	$1,875
2009	$1,789
2010	$1,767
5. Inventories
Inventories at December 31 consist of the following:

(in thousands)	2005	2004
Raw material	$90,650	$121,614
Work-in-process	32,241	27,279
Finished goods	71,762	58,322

Total inventory	$194,653	$207,215

6. Property, Plant and Equipment
Components of property, plant and equipment at December 31 consisted of the following:

(in thousands)	2005	2004
Land and land improvements	$13,811	$12,106
Building and improvements	91,571	85,936
Machinery and equipment	361,084	310,271
Construction in progress	13,474	12,765

	479,940	421,078
Less accumulated depreciation and amortization	168,793	152,059

Property, plant and equipment, net	$311,147	$269,019

Included in machinery and equipment is $3,634,000 of equipment under capital leases at December 31, 2005 and 2004.
7. Investments in Partnerships
The Company has a 31% partnership interest in a steel pickling joint venture with Samuel Manu-Tech, Inc. The partnership provides a steel cleaning process called pickling to steel mills and steel processors. The investment is included in the Company’s Processed Metal Products segment and is accounted for using the equity method of accounting. The Company’s investment in the partnership was approximately $2,720,000 and $3,127,000 at December 31, 2005 and 2004, respectively.
In December 2003, the Company entered into a joint venture with Duferco Farrell Corporation, in which the Company acquired a 50% partnership interest in Gibraltar DFC Strip Steel, LLC. The joint venture was formed for the purpose of manufacturing and distributing cold-rolled strip steel products. The investment is accounted for using the equity method of accounting. The Company’s proportionate share in the net assets of the joint venture was approximately $3,431,000 and $5,084,000 at December 31, 2005 and 2004, respectively.

8. Debt
Long-term debt at December 31 consists of the following:

(in thousands)	2005	2004
Revolving credit facility	$25,000	$157,636
Term loan	230,000	—
8% Senior Subordinated Notes due December 1, 2015 with interest payable in semiannual installments at 8.25% effective rate, recorded net of unamortized discount of $3,400	200,600	—
Senior secured notes	—	55,000
Acquisition notes payable	5,833	45,503
Private placement demand notes	—	50,000
Industrial Development Revenue Bonds	1,500	1,900
Other debt	80	—

	463,013	310,039
Less current maturities	8,364	14,692

Total long-term debt	$454,649	$295,347

The Company’s amended and restated credit agreement dated December 8, 2005 provides a revolving credit facility and a term loan. The revolving credit facility of $300,000,000 and term loan of $230,000,000 are collateralized by the Company’s accounts receivable, inventories, and personal property and equipment. The revolving credit facility is committed through December 8, 2010 and the term loan is due December 8, 2012.
The revolving credit facility carries a facility fee of between 17.5 and 65 basis points which is payable quarterly. This facility has various interest rate options, which are no greater than the bank’s prime rate (5.75% at December 31, 2005). At December 31, 2005, the Company had $25,000,000 outstanding with interest at LIBOR plus a margin equal to 5.52%. At December 31, 2004, the Company had interest rate exchange agreements (to manage interest costs and exposure to changing interest rates) outstanding which expired in 2005 and effectively converted $20,000,000 of floating rate debt to fixed rates ranging from 7.22% to 7.70%. Additional borrowings under the revolving credit facility of $130,000,000 had an interest rate of LIBOR plus a fixed rate at December 31, 2004. There were additional borrowings of $7,636,000 at the prime rate at December 31, 2004. The weighted average interest rate of these borrowings was 4.59% at December 31, 2004. $11,884,000 of standby letters of credit have been issued under the revolving credit agreement to third parties on behalf of the Company at December 31, 2005. These letters of credit reduce the amount otherwise available. $263,116,000 was available under the revolving credit facility at December 31, 2005.
The term loan carries interest at various rates, including a base rate which is the greater of the bank’s prime rate (5.75% at December 31) or the federal funds rate plus 50 basis points, or LIBOR plus 175 basis points. At December 31, 2005, the Company had interest rate swap agreements (to manage interest costs and exposure to changing interest rates) outstanding which expire in 2007 and 2010 and effectively converted $115,000,000 of floating rate debt to fixed rates ranging from 6.70% to 6.78%. Additional borrowings under the revolving credit facility of $130,000,000 had an interest rate of LIBOR plus a fixed rate at December 31, 2005. The weighted average interest rate of these borrowings was 6.51% at December 31, 2005.
On December 8, 2005 the Company issued $204,000,000 of 8% senior subordinated notes, due December 1, 2015, at a discount to yield 8.25%. Provisions of the 8% notes include, without limitation, restrictions on indebtedness liens, distributions from restricted subsidiaries, asset sales, affiliate transactions, dividends and other restricted payments. Prior to December 1, 2008, up to 35% of the 8% notes are redeemable at the option of the Company from the proceeds of an equity offering at a premium of 108% of the face value, plus accrued and unpaid interest. After December 1, 2010 the notes are redeemable at the option of the Company, in whole or in part, at the redemption price (as defined in the notes agreement), which declines annually from 104% to 100% on and after December 1, 2013. In the event of a Change of Control (as defined in the indenture for such notes), each holder of the 8% Notes may require the Company to repurchase all or a portion of such holder’s 8% Notes at a purchase price equal to

101% of the principal amount thereof. The 8% Notes are guaranteed by certain existing and future domestic subsidiaries and are not subject to any sinking fund requirements.
The borrowings under the term loan and 8% senior subordinated notes were used to pay down the interim financing facility described below and revolving line of credit and pay financing costs.
On October 3, 2005 the Company entered into a term loan agreement with a consortium of banks pursuant to which the lenders made a senior secured term loan of $300,000,000 due October 4, 2006. This loan and the Company’s revolving credit facility were used to fund the acquisition of AMICO and satisfy the (i) the Senior Secured Note with The Prudential Insurance Company of America dated July 3, 2002, as amended; (ii) the Subordinated Note with The Prudential Insurance Company of America dated July 3, 2002, as amended; (iii) the Senior Secured Note Purchase Agreement with The Prudential Life Insurance Company of America and Pruco Life Insurance Company dated June 18, 2004, as amended; and (iv) the $42,295,000 subordinated promissory note, dated May 1, 2003, payable to CertainTeed Corporation. This term loan agreement was satisfied on December 8, 2005 as described above.
In June 2004, the Company entered into a $75,000,000 private placement of debt with The Prudential Insurance Company of America. This senior secured note bore interest at 5.75% annually and had a seven year term. The Company drew down $55,000,000 which was outstanding at December 31, 2004 and an additional $10,000,000 was drawn during 2005. This note was paid on October 3, 2005 as described above, and in addition to paying outstanding principal and interest of $65,166,000, the Company was required to provide a “make whole” payment of $3,556,000 which was expensed as interest in 2005.
The Company’s acquisition notes payable consists of debt incurred in connection with the 2003 acquisitions of Construction Metals and Air Vent. In connection with the acquisition of Construction Metals, the Company entered into two unsecured subordinated notes payable each in the amount of $8,750,000 (aggregate total of $17,500,000). These notes are payable to the two former owners of Construction Metals and are considered related party in nature due to the former owners’ current employment relationship with the Company. These notes are payable in equal annual principal installments of $2,917,000 per note on April 1, with the final principal payment due on April 1, 2006. These notes require quarterly interest payments at an interest rate of 5.0% per annum. Interest expense related to these notes payable aggregated approximately $364,000, $658,000 and $660,000 in 2005, 2004 and 2003, respectively. At December 31, 2005, the current portion of these notes aggregated approximately $5,833,000 and accrued interest aggregated approximately $74,000 and $147,000 at December 31, 2005 and 2004, respectively.
In connection with the acquisition of Air Vent, the Company entered into an unsecured subordinated note payable to the former owner of Air Vent, in the amount of $42,295,000. The note was payable in annual principal installments of $8,459,000 on May 1, with the final principal payment due on May 1, 2008. The note was paid on October 3, 2005 as described above. The principal and interest paid on October 3, 2005 related to this note equaled $25,920,000.
The Company’s private placement demand notes consisted of a $25,000,000 senior secured note that bore interest at 7.35% annually and a $25,000,000 senior subordinated note that bore interest at 8.98% annually. These notes were paid on October 3, 2005 as described above, and in addition to paying aggregate outstanding principal and interest of $51,021,000, the Company was required to provide “make whole” payments of $3,197,000 which were expensed as interest in 2005.
In addition, the Company has an Industrial Development Revenue Bond payable in installments through September 2018, with interest rates ranging from a fixed rate of 4.22% to a variable rate of 3.68% at December 31, 2005, which financed the cost of the expansion of its Coldwater, Michigan heat-treating facility under a capital lease agreement. The cost of the facility and equipment equals the amount of the bonds and includes accumulated amortization of $1,008,000. The agreement provides for the purchase of the facility and equipment at any time during the lease term at scheduled amounts or at the end of the lease for a nominal amount.

The aggregate maturities of long-term debt for the next five years and thereafter are as follows: 2006—$8,364,000; 2007—$2,536,000; 2008—$2,413,000; 2009—$2,400,000; 2010—$27,400,000; and $419,900,000, thereafter.
The various loan agreements, which do not require compensating balances, contain provisions that limit additional borrowings and require maintenance of minimum net worth and financial ratios. The Company is in compliance with the terms and provisions of all its financing agreements.
Total cash paid for interest in the years ended December 31, 2005, 2004 and 2003 was $26,190,000, $14,620,000 and $12,632,000, respectively.
9. Employee Retirement Plans
The Company has an unfunded supplemental pension plan which provides defined pension benefits to certain salaried employees upon retirement. Benefits under the plan are based on the salaries of individual plan participants in the year they were admitted into the plan. The Company is accruing for these benefit payments based upon an independent actuarial calculation. The following table presents the changes in the plan’s projected benefit obligation, fair value of plan assets and funded status for the years ended December 31:

(in thousands)	2005	2004	2003
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$2,154	$1,791	$1,652
Service cost	176	171	156
Interest cost	123	107	107
Actuarial (gain) loss	(155)	110	(106)
Benefits paid	(45)	(25)	(18)

Projected benefit obligation at end of year	2,253	2,154	1,791

Fair value of plan assets	—	—	—

Funded status:	(2,253)	(2,154)	(1,791)
Unrecognized loss	51	206	96

Net amount recognized	$2,202	$(1,948)	$(1,695)

Amounts recognized in the consolidated financial statements consist of:
Accrued pension liability	$(2,253)	$(2,154)	$(1,791)
Accumulated other comprehensive loss-additional minimum pension liability (pre-tax)	51	206	96

Net amount recognized	$(2,202)	$(1,948)	$(1,695)

The plan’s accumulated benefit obligation was $2,253,000, $2,154,000 and $1,791,000 at December 31, 2005, 2004 and 2003, respectively.
The measurement date used to determine pension benefit measures is December 31.

Components of net periodic pension cost for the years ended December 31 are as follows:

(in thousands)	2005	2004	2003
Service cost	$176	$171	$156
Interest cost	123	107	107
Loss amortization	—	—	4

Net periodic pension cost	$299	$278	$267

Weighted average assumptions:
Discount rate	5.50%	5.75%	6.00%
Employer contributions to the plan for 2006 are expected to be $44,500.
Expected benefit payments from the plan are as follows (in thousands):

Year Ended December 31,
2006	$45
2007	$44
2008	$53
2009	$128
2010	$196
Years 2011—2015	$1,604
Certain subsidiaries participate in the Company’s 401(k) Plan. In addition, certain subsidiaries have multi-employer non-contributory retirement plans providing for defined contributions to union retirement funds.
Total expense for all retirement plans was $2,983,000, $3,044,000 and $2,676,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
10. Other Postretirement Benefits
Certain subsidiaries of the Company provide health and life insurance to substantially all of their employees and to a number of retirees and their spouses.
The following table presents the changes in the accumulated postretirement benefit obligation related to the Company’s unfunded postretirement healthcare benefits at December 31:

(in thousands)	2005	2004	2003
Benefit obligation at beginning of year	$4,046	$3,404	$2,974
Service cost	104	92	99
Interest cost	223	214	191
Amendments	—	(57)	—
Actuarial loss	67	465	227
Benefits paid	(163)	(72)	(87)

Benefit obligation at end of year	4,277	4,046	3,404

Fair value of plan assets	—	—	—

Under funded status	(4,277)	(4,046)	(3,404)
Unrecognized prior service costs	(121)	(142)	(106)
Unrecognized loss	1,677	1,721	1,362

Accumulated postretirement benefit obligation	$(2,721)	$(2,467)	$(2,148)

Components of net periodic postretirement benefit cost charged to expense for the years ended December 31 are as follows:

(in thousands)	2005	2004	2003
Service cost	$104	$92	$99
Interest cost	223	214	191
Amortization of unrecognized prior service cost	(21)	(21)	(14)
Loss amortization	110	107	90

Net periodic post retirement benefit cost	$416	$392	$366

Weighted average assumptions:
Discount rate	5.50%	5.75%	6.00%
For measurement purposes, a 9.5%, 7.5% and 11% annual rate of increase in the per capita cost of medical costs before age 65, medical costs after age 65 and drug costs, respectively, were assumed for 2006, gradually decreasing to 5.0% in 2012, 2011, and 2012, respectively. The effect of a 1% increase or decrease in the annual medical inflation rate would increase or decrease the accumulated postretirement benefit obligation at December 31, 2005, by approximately $702,000 and $606,000, respectively and increase or decrease the annual service and interest costs by approximately $59,000 and $50,000, respectively.
The measurement date used to determine postretirement benefit obligation measures is December 31.
The Company expects to make contributions of $133,000 to the plan in 2006.
Expected benefit payments from the plan are as follows (in thousands):

Year ended December 31,
2006	$133
2007	$142
2008	$159
2009	$177
2010	$197
Years 2011—2015	$1,321
The Company will continue to provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D and believes that it will receive a federal drug subsidy. In accordance with FASB Staff Position No. 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act)” the recognition of the Act reduced actuarial losses and measurement date APBO by $652,000 and 2005 net periodic post retirement benefit cost by $107,000.

11. Income Taxes
The provision for income taxes for the years ending December 31 consisted of the following:

(in thousands)	2005	2004	2003
Income tax expense from continuing operations
Current:
U.S. federal	$25,321	$22,073	$9,892
State and foreign	4,497	3,441	1,715

Total current	29,818	25,514	11,607

Deferred:
U.S. federal	(1,030)	5,202	5,296
State and foreign	(943)	1,052	659

Total deferred	(1,973)	6,254	5,955

Subtotal	27,845	31,768	17,562
Income tax (benefit) expense from discontinued operations:
U.S. federal	(1,002)	640	43
State	230	59	(8)

Subtotal	(772)	699	35

Provision for income taxes	$27,073	$32,467	$17,597

The provision for income taxes differs from the federal statutory rate of 35% due to the following:

(in thousands)	2005	2004	2003
Statutory rate	$24,691	$29,137	$15,593
State income taxes, less federal effect	2,687	2,865	1,538
Other	(305)	465	466

	$27,073	$32,467	$17,597

Deferred tax liabilities (assets) at December 31, consist of the following:

(in thousands)	2005	2004
Depreciation	$60,741	$52,669
Goodwill	24,243	18,284
Intangible assets	12,200	—
Other	6,492	1,381

Gross deferred tax liabilities	103,676	72,334

State taxes	3,264	2,491
Other	15,180	7,916

Gross deferred tax assets	18,804	10,407

Net deferred tax liabilities	$84,872	$61,927

Net current deferred tax assets of $8,180,000 and $4,558,000 are included in other current assets in the consolidated balance sheet at December 31, 2005 and 2004, respectively.
Cash paid for income taxes, net of tax refunds, in the years ended December 31, 2005, 2004 and 2003 was $31,941,000, $17,584,000 and $12,823,000, respectively.
Provision has not been made for U.S. taxes on $1,775,000 of undistributed earnings of foreign subsidiaries. Those earnings have been and will continue to be reinvested. Determination of the amount of unrecognized deferred US income tax liability is not practicable due to the complexities associated with its hypothetical calculation.

The Company has a subsidiary in China that will be eligible for a tax holiday for five years beginning with the first year the taxable income exceeds the net operating loss carryforwards. The tax benefit varies during the five-year holiday once it begins.
At December 31, 2005, the Company has net operating loss carryforwards of $2,718,000, the majority of which expire at various dates from 2010 through 2015.
12. Common Stock
In December 2003, the Company completed an offering of 4,500,000 shares of common stock at a price of $16.50 per share. Net proceeds to the Company aggregated approximately $70,000,000. In connection with this common stock offering, the Company granted the underwriters an option to purchase additional shares of common stock to cover over-allotments. In January 2004, the underwriters exercised this option and purchased an additional 321,938 shares of the Company’s common stock at a price of $16.50 per share. Net proceeds to the Company associated with the purchase of these additional shares aggregated approximately $5,000,000, and was used to reduce outstanding debt.
13. Stock Split
On October 5, 2004, the Company’s Board of Directors authorized a 3 for 2 stock split in the form of a stock dividend that was distributed on October 29, 2004 to shareholders of record on October 15, 2004. The remittance of $1,000 in lieu of fractional shares has been reflected as a cash dividend and charged to retained earnings during fiscal 2004. All share and per share data in these consolidated financial statements and footnotes have been retroactively restated as if the stock split had occurred as of the earliest period presented.
14. Net Income per Share
Basic income per share is based on the weighted average number of common shares outstanding. Diluted income per share is based on the weighted average number of common shares outstanding, as well as dilutive potential common shares which, in the Company’s case, comprise shares issuable under the stock option and restricted stock plans described in Notes 15 and 16. The treasury stock method is used to calculate dilutive shares, which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised.
The following table sets forth the computation of basic and diluted earnings per share as of December 31:

	2005	2004	2003
Numerator:
Income from continuing operations	$44,681,000	$49,711,000	$26,903,000
(Loss) income from discontinued operations	(1,209,000)	1,071,000	50,000

Income available to common stockholders	$43,472,000	$50,782,000	$26,953,000

Denominator:
Denominator for basic income per share:
Weighted average shares outstanding	29,608,418	29,362,122	24,142,595

Denominator for diluted income per share:
Weighted average shares outstanding	29,608,418	29,362,122	24,142,595
Common stock options and restricted stock	201,724	233,472	244,638

Weighted average shares and conversions	29,810,142	29,595,594	24,387,233

15. Stock Option Plans
On May 19, 2005, the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “2005 Equity Incentive Plan”) was approved by the Company’s stockholders. The 2005 Equity Incentive Plan is an incentive compensation plan that allows the Company to grant equity-based incentive compensation awards to eligible participants to provide them an additional incentive to promote the business of the Company, to increase their proprietary interest in the success of the Company and to encourage them to remain in the Company’s employ. Awards under the plan may be in the form of options, restricted shares, restricted units, performance shares, performance units and rights. The 2005 Equity Incentive Plan provides for the issuance of up to 2,250,000 shares of common stock. Of the total number of shares of common stock issuable under the plan, the aggregate number of shares that may be issued in connection with grants of restricted stock or restricted units cannot exceed 1,350,000 shares, and the aggregate number of shares which may be issued in connection with grants of incentive stock options and rights cannot exceed 900,000 shares. Vesting terms and award life are governed by the award document. During 2005, the Company issued 20,000 restricted shares and 283,036 restricted stock units, and granted 75,508 non-qualified stock options. At December 31, 2005, 1,871,456 shares were available for issuance under this plan. Of this amount, 1,066,964 are available for restricted units and 900,000 are available for incentive stock options. The Company recognized compensation expense in connection with the lapse of restrictions or restricted shares and restricted units issued under the 2005 Equity Incentive Plan the amount of $1,305,000 in 2005.
In 1993, the Company adopted an incentive stock option plan, whereby the Company may grant incentive stock options to officers and other key employees. Under this plan, 2,437,500 shares of common stock were reserved for the granting of stock options at an exercise price not less than the fair market value of the shares at the date of grant. Options granted under this plan vest ratably over a four-year period from the grant date and expire ten years after the date of grant. In September 2003, this plan expired. The expiration of this plan did not modify, amend or otherwise affect the terms of any outstanding options on the date of the plan’s expiration.
In 2003, the Company’s Board of Directors approved the adoption of a new incentive stock option plan, whereby the Company may grant incentive stock options to officers and other key employees. This plan was approved by the shareholders in 2004. Under this plan, 2,250,000 shares of common stock were reserved for the granting of stock options. These options are granted at an exercise price not less than the fair market value of the shares at the date of grant. Options granted under this plan vest ratably over a four-year period from the grant date and expire ten years after the date of grant. As of December 31, 2005, 2,250,000 shares remain available for issuance under this plan, however under the terms of the 2005 Equity Incentive Plan the Company is no longer permitted to issue grants under this plan, and the Company is in the process of terminating this plan.
The Company has a non-qualified stock option plan, whereby the Company may grant non-qualified stock options to officers, employees, non-employee directors and advisers. Under the non-qualified stock option plan, 600,000 shares of common stock were reserved for the granting of options. Options are granted under this plan at an exercise price not less than the fair market value of the shares at the date of grant. These options vest ratably over a four-year period from the grant date and expire ten years after the date of grant. At December 31, 2005, 273,750 shares remain available for issuance under the non-qualified stock option plan.
The following table summarizes the ranges of outstanding and exercisable options at December 31, 2005:

		Weighted average			Weighted
Range of	Options	remaining	Weighted average	Options	average
Exercise prices	outstanding	contractual life	exercise price	exercisable	exercise price
$9.38 - $11.17	170,927	3.3 years	$10.00	170,927	$10.00
$14.50 - 15.00	141,975	1.9 years	$14.76	141,975	$14.76
$20.52 - 21.33	70,524	9.7 years	$20.53	—	—

	383,426	4.0 years	$13.70	312,902	$12.16

The following table summarizes information about stock option transactions:

		Weighted		Weighted
	Options	average	Options	average
	outstanding	exercise price	exercisable	exercise price
Balance at January 1, 2003	1,360,812	$10.62	1,190,412	$10.80
Granted	—	—
Exercised	(415,605)	8.57
Forfeited	(87,473)	13.61

Balance at December 31, 2003	857,734	$11.31	784,254	$11.49
Granted	—	—
Exercised	(432,124)	10.52
Forfeited	(28,595)	12.91

Balance at December 31, 2004	397,015	$12.06	397,015	$12.06
Granted	75,508	20.54
Exercised	(69,206)	11.81
Forfeited	(19,891)	13.43

Balance at December 31, 2005	383,426	$13.70	312,902	$12.16

At December 31, 2005, all exercisable options had an exercise price below the $22.94 per share market price of the Company’s common stock. At December 31, 2004 all exercisable options had an exercise price below the $23.62 per share market price of the Company’s common stock. At December 31, 2003 all exercisable options had an exercise price below the $16.78 per share market price of the Company’s common stock.
Tax benefits of $281,000, $1,249,000 and $949,000 realized in the years ended December 31, 2005, 2004 and 2003, respectively, associated with the exercise of certain stock options have been credited to additional paid-in-capital.
16. Restricted Stock Plan
The Company has a restricted stock plan and has reserved for issuance 375,000 common shares for the grant of restricted stock awards to employees and non-employee directors at a purchase price of $.01 per share. Shares of restricted stock issued under this plan vest on a straight-line basis over a period of 5 to 10 years. The Company recognized compensation expense associated with the lapse of restrictions on restricted shares issued under this plan in the amounts of $199,000, $153,000 and $212,000 during 2005, 2004 and 2003, respectively. No shares were issued under this Plan in 2005, 2004 or 2003. At December 31, 2005, 202,500 shares remain available for issuance under the restricted stock plan, however, under the terms of the 2005 Equity Incentive Plan the Company is no longer permitted to issue shares under this plan, and the Company is in the process of terminating this plan.
17. Segment Information
The Company is organized into three reportable segments on the basis of the production process and products and services provided by each segment, identified as follows:
(i) Building products, which primarily includes the processing of sheet steel to produce a wide variety of building and construction products.
(ii) Processed metal products, which primarily includes the intermediate processing of wide, open tolerance flat-rolled sheet steel and other metals through the application of several different processes to produce high-quality, value-added coiled steel and other metal products to be further processed by customers.

(iii) Thermal processing, which includes a wide range of metallurgical heat-treating processes in which customer-owned metal parts are exposed to precise temperatures, atmospheres and quenchants to improve their mechanical properties, durability and wear resistance.
The following table illustrates certain measurements used by management to assess the performance of the segments described above as of and for the years ended December 31, 2004, 2003 and 2002:

(in thousands)	2005	2004	2003
Net sales
Building products	$615,386	$477,316	$371,957
Processed metal products	454,822	395,287	268,512
Thermal processing	108,028	103,652	89,337

	$1,178,236	$976,255	$729,806

Income from operations
Building products	$81,324	$59,068	$38,901
Processed metal products	30,740	43,573	25,214
Thermal processing	13,398	13,731	9,387
Corporate	(27,760)	(26,824)	(16,626)

	$97,702	$89,548	$56,876

Depreciation and amortization
Building products	$11,071	$9,364	$8,144
Processed metal products	7,318	6,354	5,590
Thermal processing	7,973	7,139	6,665
Corporate	2,245	1,341	1,384

	$28,607	$24,198	$21,783

Total assets
Building products	$730,846	$444,677	$371,812
Processed metal products	239,034	267,297	161,334
Thermal processing	147,158	149,454	142,575
Corporate	87,974	96,273	102,022

	$1,205,012	$957,701	$777,743

Capital expenditures
Building products	$10,071	$10,363	$6,472
Processed metal products	4,895	5,350	5,909
Thermal processing	4,571	3,947	6,030
Corporate	2,585	4,670	3,639

	$22,122	$24,330	$22,050

18. Accrued Expenses
Accrued expenses at December 31 consist of the following:

	2005	2004
Compensation	$19,189	$15,545
Insurance	12,179	8,812
Customer rebates	9,959	7,903
Other	21,680	19,625

	$63,007	$51,885

19. Commitments and Contingencies
The Company leases certain facilities and equipment under operating leases. Rent expense under operating leases for the years ended December 31, 2005, 2004 and 2003 aggregated $10,914,000, $9,087,000 and $6,358,000, respectively. Future minimum lease payments under these noncancelable operating leases at December 31, 2005 are as follows: 2006—$13,489,000; 2007—$11,405,000; 2008—$9,257,000; 2009—$7,343,000; 2010 $5,501,000; and $12,367,000 thereafter.

The Company entered into certain operating lease agreements, related to acquired operating locations and facilities, with the former owners of Construction Metals. These operating leases are considered to be related party in nature. Rental expense associated with these related party operating leases aggregated approximately $1,418,000 and $1,304,000 in 2005 and 2004, respectively.
The Company is a party to certain claims and legal actions generally incidental to its business. Management does not believe that the outcome of these actions, which are not clearly determinable at the present time, would significantly affect the Company’s financial condition or results of operations.
Two members of our Board of Directors are partners in law firms that provide legal services to the Company. During 2005, we incurred $2,114,000 for legal services from these firms. Of the amount incurred, $1,024,000 was expensed, $1,090,000 was capitalized as acquisition costs and deferred debt issuance costs.
The Company offers various product warranties to its customers concerning the quality of its products and services. Based upon the short duration of warranty periods and favorable historical warranty experience, the Company determined that a related warranty accrual at December 31, 2005 and 2004 is not required.
20. Accumulated Other Comprehensive Income (loss)
The cumulative balance of each component of accumulated other comprehensive income (loss) is as follows (in thousands):

	Foreign	Minimum	Unrealized gain	Accumulated
	currency	pension	(loss) on	other
	translation	liability	interest rate	comprehensive
	adjustment	adjustment	swaps	income
Balance at January 1, 2005	$1,935	$(125)	$(142)	$1,668
Current period change	500	95	(396)	199

Balance at December 31, 2005	$2,435	$(30)	$(538)	$1,867

21. Supplemental Financial Information
The following information sets forth the consolidating financial statements of the issuer (Gibraltar Industries, Inc.) and guarantors, which guarantee the 8% senior subordinated notes due December 1, 2015, and the non-guarantors. The guarantors are wholly owned subsidiaries of the issuer and the guarantees are full, unconditional, joint and several.
Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor subsidiaries and non-guarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Gibraltar Industries, Inc.
Consolidating Balance Sheets
December 31, 2005
(in thousands)

	Gibraltar	Guarantor	Non-Guarantor
	Industries, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$24,759	$3,770	$—	$28,529
Accounts receivable	—	171,339	7,436	—	178,775
Intercompany balances	384,669	(381,419)	(3,250)	—	—
Inventories	—	189,069	5,584	—	194,653
Other current assets	155	21,742	150	—	22,047

Total current assets	384,824	25,490	13,690	—	424,004

Property, plant and equipment, net	—	302,496	8,651	—	311,147
Goodwill	—	397,493	9,274	—	406,767
Investments in partnerships	—	6,151	—	—	6,151
Other assets	6,531	50,115	297	—	56,943
Investment in subsidiaries	305,808	24,158	—	(329,966)	—

	$697,163	$805,903	$31,912	$(329,966)	$1,205,012

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$80,443	$5,434	$—	$85,877
Accrued expenses	2,538	59,062	1,407	—	63,007
Current maturities of long-term debt	—	2,531	—	—	2,531
Current maturities of related party debt	—	5,833	—	—	5,833

Total current liabilities	2,538	147,869	6,841	—	157,248

Long-term debt	200,600	254,049	—	—	454,649
Long-term related party debt	—	—	—	—	—
Deferred income taxes	—	92,139	913	—	93,052
Other non-current liabilities	—	6,038	—	—	6,038
Shareholders’ equity	494,025	305,808	24,158	(329,966)	494,025

	$697,163	$805,903	$31,912	$(329,966)	$1,205,012

Gibraltar Industries, Inc.
Consolidating Balance Sheets
December 31, 2004
(in thousands)

	Gibraltar	Guarantor	Non-Guarantor
	Industries, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$6,353	$4,539	$—	$10,892
Accounts receivable	—	137,386	8,635	—	146,021
Intercompany balances	193,568	(162,862)	(30,706)	—	—
Inventories	—	199,174	8,041	—	207,215
Other current assets	206	14,750	523	—	15,479

Total current assets	193,774	194,801	(8,968)	—	379,607

Property, plant and equipment, net	—	255,100	13,919	—	269,019
Goodwill	—	269,955	15,972	—	285,927
Investments in partnerships	—	8,211	—	—	8,211
Other assets	—	14,770	167	—	14,937
Investment in subsidiaries	261,453	14,255	—	(275,708)	—

	$455,227	$757,092	$21,090	$(275,708)	$957,701

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$69,169	$1,606	$—	$70,775
Accrued expenses	1,484	45,727	4,674	—	51,885
Current maturities of long-term debt	—	8,859	—	—	8,859
Current maturities of related party debt	—	5,833	—	—	5,833

Total current liabilities	1,484	129,588	6,280	—	137,352

Long-term debt	—	289,514	—	—	289,514
Long-term related party debt	—	5,833	—	—	5,833
Deferred income taxes	—	65,931	554	—	66,485
Other non-current liabilities	—	4,773	1	—	4,774
Shareholders’ equity	453,743	261,453	14,255	(275,708)	453,743

	$455,227	$757,092	$21,090	$(275,708)	$957,701

Gibraltar Industries, Inc.
Consolidating Statements of Income
December 31, 2005
(in thousands)

	Gibraltar	Guarantor	Non-Guarantor
	Industries, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$1,158,742	$21,225	$(1,731)	$1,178,236

Cost of sales	—	944,156	17,330	(1,731)	959,755

Gross profit	—	214,586	3,895	—	218,481

Selling, general and administrative expense	71	118,794	1,914	—	120,779

(Loss) income from operations	(71)	95,792	1,981	—	97,702

Other expense (income)
Interest expense	1,051	24,035	356	—	25,442
Equity in partnerships’ income and other income	—	(266)	—	—	(266)

Total other expense	1,051	23,769	356	—	25,176

(Loss) income before taxes	(1,122)	72,023	1,625	—	72,526

Provision for income taxes	(438)	27,675	608	—	27,845

(Loss) income from continuing operations	(684)	44,348	1,107	—	44,681

Discontinued operations
Loss from discontinued operations before taxes	—	—	(1,981)	—	(1,981)
Income tax benefit	—	—	(772)	—	(772)

Loss from discontinued operations	—	—	(1,209)	—	(1,209)

Equity in earnings (loss) from subsidiaries	44,156	(192)	—	(43,964)	—

Net income (loss)	$43,472	$44,156	$(192)	$(43,964)	$43,472

Gibraltar Industries, Inc.
Consolidating Statements of Income
December 31, 2004
(in thousands)

	Gibraltar	Guarantor	Non-Guarantor
	Industries, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$965,860	$15,832	$(5,437)	$976,255

Cost of sales	—	767,042	13,365	(5,437)	774,970

Gross profit	—	198,818	2,467	—	201,285

Selling, general and administrative expense	—	110,110	1,627	—	111,737

Income from operations	—	88,708	840	—	89,548

Other expense (income)
Interest expense	—	12,757	158	—	12,915
Equity in partnerships’ income and other income	—	(4,846)	—	—	(4,846)

Total other expense	—	7,911	158	—	8,069

Income before taxes	—	80,797	682	—	81,479

Provision for income taxes	—	31,499	269	—	31,768

Income from continuing operations	—	49,298	413	—	49,711

Discontinued operations
Income from discontinued operations before taxes	—	—	1,770	—	1,770
Income tax expense	—	—	699	—	699

Income from discontinued operations	—	—	1,071	—	1,071

Equity in earnings from subsidiaries	50,782	1,484	—	(52,266)	—

Net income	$50,782	$50,782	$1,484	$(52,266)	$50,782

Gibraltar Industries, Inc.
Consolidating Statements of Income
December 31, 2003
(in thousands)

	Gibraltar	Guarantor	Non-Guarantor
	Industries, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
Net sales	$—	$727,619	$6,390	$(4,203)	$729,806

Cost of sales	—	585,544	5,787	(4,203)	587,128

Gross profit	—	142,075	603	—	142,678

Selling, general and administrative expense	—	85,649	153	—	85,802

Income from operations	—	56,426	450	—	56,876

Other expense (income)
Interest expense	—	13,087	9	—	13,096
Equity in partnerships’ income and other income	—	(685)	—	—	(685)

Total other expense	—	12,402	9	—	12,411

Income before taxes	—	44,024	441	—	44,465

Provision for income taxes	—	17,388	174	—	17,562

Income from continuing operations	—	26,636	267	—	26,903

Discontinued operations
Income from discontinued operations before taxes	—	—	85	—	85
Income tax expense	—	—	35	—	35

Income from discontinued operations	—	—	50	—	50

Equity in earnings from subsidiaries	26,953	317	—	(27,270)	—

Net income	$26,953	$26,953	$317	$(27,270)	$26,953

Gibraltar Industries, Inc.
Consolidating Statements of Cash Flows
December 31, 2005
(in thousands)

	Gibraltar	Guarantor	Non-Guarantor
	Industries, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES

Net cash provided by continuing operations	$2,223	$128,602	$1,576	$—	$132,401
Net cash (used in) discontinued operations	—	—	(1,402)	—	(1,402)

Net cash provided by operating activities	2,223	128,602	174	—	130,999

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisitions, net of cash acquired	—	(271,031)	—	—	(271,031)
Net proceeds from sale of business	—	42,594	—	—	42,594
Purchases of property, plant and equipment	—	(21,049)	(1,073)	—	(22,122)
Net proceeds from sale of property and equipment	—	3633	263	—	626

Net cash used in investing activities from continuing operations	—	(249,123)	(810)	—	(249,933)
Net cash used in investing activities for discontinued operations	—	—	(331)	—	(331)

Net cash used in investing activities	—	(249,123)	(1,141)	—	(250,264)

CASH FLOWS FROM FINANCING ACTIVITIES

Long-term debt reduction	—	(643,698)	—	—	(643,698)
Proceeds from long-term debt	200,583	595,985	—	—	796,568
Intercompany financing	(191,097)	190,899	198	—	—
Payment of deferred financing costs	(6,585)	(4,259)	—	—	(10,844)
Net proceeds from issuance of common stock	817	—	—	—	817
Payment of dividends	(5,941)	—	—	—	(5,941)

Net cash (used in) provided by financing activities	(2,223)	138,927	198	—	136,902

Net increase (decrease) in cash and cash equivalents	—	18,406	(769)	—	17,637

Cash and cash equivalents at beginning of year	—	6,353	4,539	—	10,892

Cash and cash equivalents at end of year	$—	$24,759	$3,770	$—	$28,529

Gibraltar Industries, Inc.
Consolidating Statements of Cash Flows
December 31, 2004
(in thousands)

	Gibraltar	Guarantor	Non-Guarantor
	Industries, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES

Net cash (used in) provided by continuing operations	$1,419	$(3,474)	$650	$—	$(1,405)
Net cash (used in) discontinued operations	—	—	(214)	—	(214)

Net cash (used in) provided by operating activities	1,419	(3,474)	436	—	(1,619)

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisitions, net of cash acquired	—	(65,525)	—	—	(65,525)
Purchases of property, plant and equipment	—	(23,791)	(539)	—	(24,330)
Net proceeds from sale of property and equipment	—	1,388	—	—	1,388

Net cash used in investing activities from continuing operations	—	(87,928)	(539)	—	(88,467)
Net cash used in investing activities for discontinued operations	—	—	(866)	—	(866)

Net cash used in investing activities	—	(87,928)	(1,405)	—	(89,333)

CASH FLOWS FROM FINANCING ACTIVITIES

Long-term debt reduction	—	(64,513)	(479)	—	(64,992)
Proceeds from long-term debt	—	132,302	—	—	132,302
Intercompany financing	(7,299)	1,472	5,827	—	—
Payment of deferred financing costs	—	(365)	—	—	(365)
Net proceeds from issuance of common stock	9,600	—	—	—	9,600
Payment of dividends	(3,720)	—	—	—	(3,720)

Net cash (used in) provided by financing activities	(1,419)	68,896	5,348	—	72,825

Net (decrease) increase in cash and cash equivalents	—	(22,506)	4,379	—	(18,127)

Cash and cash equivalents at beginning of year	—	28,859	160	—	29,019

Cash and cash equivalents at end of year	$—	$6,353	$4,539	$—	$10,892

\

Gibraltar Industries, Inc.
Consolidating Statements of Cash Flows
December 31, 2003
(in thousands)

	Gibraltar	Guarantor	Non-Guarantor
	Industries, Inc.	Subsidiaries	Subsidiaries	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES

Net cash provided by continuing operations	$1,232	$63,933	$243	$—	$65,408
Net cash (used in) by discontinued operations	—	—	(594)	—	(594)

Net cash (used in) provided by operating activities	1,232	63,933	(351)	—	64,814

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisitions, net of cash acquired	—	(84,243)	—	—	(84,243)
Purchases of Equity Investment	—	(7,797)	—	—	(7,797)
Purchases of property, plant and equipment	—	(22,025)	(25)	—	(22,050)
Net proceeds from sale of property and equipment	—	423	—	—	423

Net cash used in investing activities from continuing operations	—	(113,642)	(25)	—	(113,667)
Net cash used in investing activities for discontinued operations	—	—	(508)	—	(508)

Net cash used in investing activities	—	(113,642)	(533)	—	(114,175)

CASH FLOWS FROM FINANCING ACTIVITIES

Long-term debt reduction	—	(118,100)	—	—	(118,100)
Proceeds from long-term debt	—	122,144	—	—	122,144
Intercompany financing	(72,057)	71,028	1,029	—	—
Payment of deferred financing costs	—	(151)	—	—	(151)
Net proceeds from issuance of common stock	73,558	—	—	—	73,558
Payment of dividends	(2,733)	—	—	—	(2,733)

Net cash (used in) provided by financing activities	(1,232)	74,921	1,029	—	74,718

Net increase in cash and cash equivalents	—	25,212	145	—	25,357

Cash and cash equivalents at beginning of year	—	3,647	15	—	3,662

Cash and cash equivalents at end of year	$—	$28,859	$160	$—	$29,019

Gibraltar Industries, Inc.
Quarterly unaudited financial data
(in thousands, except per share data)

2005 Quarter ended	March 31	June 30	Sept. 30	Dec. 31 (1)	Total
Net sales	$273,581	$288,388	$282,139	$334,128	$1,178,236
Gross profit	50,132	56,466	54,006	57,877	218,481
Income from operations	20,896	29,278	25,077	22,451	97,702
Income from continuing operations	10,622	15,915	12,748	5,396	44,681
Income (loss) from discontinued operations	124	(444)	(889)	—	(1,209)
Net Income	10,746	15,471	11,859	5,396	43,472

Income per share from continuing operations:
Basic	$.36	$.54	$.43	$.18	$1.51
Diluted	$.36	$.53	$.43	$.18	$1.50
Income (loss) per share from discontinued operations:
Basic	$.00	$(.01)	$(.03)	$.00	$(.04)
Diluted	$.00	$(.01)	$(.03)	$.00	$(.04)

2004 Quarter ended	March 31	June 30	Sept. 30	Dec. 31	Total
Net sales	$204,607	$249,092	$267,346	$255,210	$976,255
Gross profit	41,413	56,790	59,406	43,676	201,285
Income from operations	17,814	27,071	27,801	16,862	89,548
Income from continuing operations	9,259	15,294	15,773	9,385	49,711
Income from discontinued operations	86	150	447	388	1,071
Net Income	9,345	15,444	16,220	9,773	50,782

Income per share from continuing operations:
Basic	$.32	$.52	$.53	$.32	$1.69
Diluted	$.32	$.51	$.53	$.32	$1.68
Income per share from discontinued operations:
Basic	$.00	$.01	$.02	$.01	$.04
Diluted	$.00	$.01	$.02	$.01	$.04

(1)	Net sales increased $78.9 million to $334.1 million in the fourth quarter of 2005, from $255.2 million in the fourth quarter of 2004. The increase is primarily the result of the acquisition of AMICO which resulted in an additional $77.8 million in net sales. Income from continuing operations declined $4.0 million from $9.4 million in the fourth quarter of 2004 to $5.4 million in the same period in 2005. The decline was primarily the result of $6.8 million in pre-payment penalties incurred in connection with the refinancing of our debt during the fourth quarter of 2005.